As filed with the Securities and Exchange Commission on April 8, 2004

Registration No. 333-_______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAYOR’S JEWELERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	59-2290953 (I.R.S. Employer Identification No.)

14051 N.W. 14th Street
Sunrise, Florida 33323
(954) 846-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MAYOR’S JEWELERS, INC. EMPLOYEE STOCK PURCHASE PLAN, FORMERLY KNOWN AS JAN BELL MARKETING, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Thomas A. Andruskevich
Chairman of the Board and Chief Executive Officer
14051 N.W. 14th Street
Sunrise, Florida 33323
(954) 846-8000
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies of all communications to:
Harvey Goldman, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
(305) 374-8500

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to	Offering Price Per	Aggregate Offering	Amount of
Registered	be Registered(1)	Share(2)	Price(2)	Registration Fee(3)
Common Stock, $.0001 par value(4)	500,000	$0.75	$375,000.00	$47.51

Pursuant to Rule 146 under the Securities Act of 1933, as amended, to the extent additional shares of Mayor’s Jewelers, Inc. (the “Company”) common stock, par value $.0001 per share (the “Common Stock”), may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional Common Stock.

(1)	Represents additional shares of Mayor’s Jewelers, Inc. Common Stock to be issued pursuant to the Mayor’s Jewelers, Inc. Employee Stock Purchase Plan, formerly known as the Jan Bell Marketing, Inc. Employee Stock Purchase Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the American Stock Exchange on April 6, 2004.
(3)	Registration fees were previously paid for the Plan filed on a Form S-8 Registration Statement with the Securities and Exchange Commission on February 5, 1988 (250,000 shares; File No. 33-20026) (the “Registration Statement”). In October 1998 and July 1989, the Company, formerly known as, Jan Bell Marketing, Inc., issued a fifty percent (50%) stock dividend (the “Stock Dividend”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of shares registered on the Registration Statement was deemed to be increased as a result of the Stock Dividend. The Plan has been further amended by the Company’s stockholders on July 22, 2003 to increase the number of available shares under the Plan from 562,500 to 1,062,500. The fee being paid with this Registration Statement pertains to the 500,000 additional shares.
(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement, also covers an indeterminate amount of interests to be sold or offered pursuant to the Plan described herein.

EXPLANATORY NOTE

     The Company is filing this registration statement on Form S-8 to register 500,000 additional shares of the Company’s common stock authorized for issuance under the Company’s Employee Stock Purchase Plan (the “Plan”), which was approved by the stockholders of the Company at its annual meeting on July 22, 2003, and to change the name of the Plan from the Jan Bell Marketing, Inc. Employee Stock Purchase Plan to the Mayor’s Jewelers, Inc. Employee Stock Purchase Plan, which was approved by the Company’s Board of Directors at a meeting held on January 28, 2004. As permitted by General Instruction E of Form S-8, the Company hereby incorporates by reference the information contained in the earlier registration statement on Form S-8 (File No. 33-20026) relating to the Plan, filed with the Securities and Exchange Commission (“SEC”) on February 5, 1988.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the SEC by the Company are incorporated by reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003.

(2)	All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above.

(3)	The description of the Company’s Common Stock contained in the Company’s Form 8-A dated August, 1987.

(4)	The Company’s Proxy Statement filed with the SEC on June 19, 2003.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-laws of the Company (Article V, Section 1) provide the following:

     The Company shall indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Company or any predecessor of the Company, or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

     The Certificate of Incorporation of the Company (Article Seventh, Section f) provides the following:

     To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company with respect to any act or omission occurring prior to the time of such repeal or modification.

     The Company’s Form of Indemnification Agreement to which each director is a party provides the following:

     4. Mandatory Indemnification. Subject to Section 8 below, the Company shall indemnify the Indemnitee as follows:

     (a) Successful Defense. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding (including, without limitation, an action by or in the right of the Company) to which the Indemnitee was a party by reason of the fact that he is or was a director or officer of the Company at any time, the Company shall indemnify the Indemnitee against all Expenses of any type whatsoever actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or appeal of such Proceeding.

     (b) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was a director or officer of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, then the Company shall indemnify the Indemnitee against any and all Expenses and liabilities of any type whatsoever actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of such Proceeding; PROVIDED that the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his conduct was unlawful.

     (c) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company by reason of the fact that the Indemnitee is or was a director or officer of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, then the Company shall indemnify the Indemnitee against all expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement, or appeal of such Proceeding, PROVIDED that the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders; except that no indemnification under this Section 4(c) shall be made in respect to any claim, issue or matter as to which the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper.

     (d) Actions Where The Indemnitee Is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that the Indemnitee is or was a director or officer of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, and if prior to, during the pendency of, or after completion of, such Proceeding the Indemnitee becomes deceased, then the Company shall indemnify the Indemnitee’s heirs, executors and administrators against any and all Expenses and liabilities of any type whatsoever actually and reasonably incurred to the extent the Indemnitee would have been entitled to indemnification pursuant to Sections 4(a), 4(b) or 4(c) above were the Indemnitee still alive.

     Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for Expenses or liabilities of any type whatsoever for which payment is actually made to or on behalf of the Indemnitee under a valid and collectible insurance policy of D&O insurance, or under a valid and enforceable indemnity clause, bylaw or agreement.

     8. Exceptions. Any other provision to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

     (a) Claims Initiated by the Indemnitee. To indemnify or advance Expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the Proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the Proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145;

     (b) Lack of Good Faith. To indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous; or

     (c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld or delayed.

     In addition, the Company maintains directors’ and officers’ liability insurance policies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The exhibits filed as part of this Registration Statement are as follows:

Exhibit
Number	Description
5	Opinion of Holland & Knight LLP

10.1	Mayor’s Jewelers, Inc. Employee Stock Purchase Plan, formerly known as Jan Bell Marketing, Inc. Employee Stock Purchase Plan

23.1	Consent of Holland & Knight LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Mayor’s Jewelers, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on the 7th day of April, 2004.

MAYOR’S JEWELERS, INC.
By:	/s/ Thomas A. Andruskevich
Thomas A. Andruskevich, Chairman
of the Board of Directors, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date
/s/ THOMAS ANDRUSKEVICH Thomas Andruskevich	Chairman of the Board of Directors, President and Chief Executive Officer	April 7, 2004

/s/ JOHN BALL John Ball	Senior Vice President and Chief Financial Officer	April 7, 2004

/s/ LORENZO ROSSI DI MONTELERA Lorenzo Rossi Di Montelera	Director	April 7, 2004

/s/ FILIPPO RECAMI Filippo Recami	Director	April 7, 2004

/s/ EMILY BERLIN Emily Berlin	Director	April 7, 2004

/s/ ELIZABETH EVEILLARD Elizabeth Eveillard	Director	April 7, 2004

/s/ MASSIMO FERRAGAMO Massimo Ferragamo	Director	April 7, 2004

/s/ STEPHEN KNOPIK Stephen Knopik	Director	April 7, 2004

/s/ ANN SPECTOR LIEFF Ann Spector Lieff	Director	April 7, 2004

/s/ JUDITH MACDONALD Judith MacDonald	Director	April 7, 2004

EXHIBIT INDEX

Exhibit
Number	Description
5	Opinion of Holland & Knight LLP

10.1	Mayor’s Jewelers, Inc. Employee Stock Purchase Plan, formerly known as Jan Bell Marketing, Inc. Employee Stock Purchase Plan

23.1	Consent of Holland & Knight LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP